UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2014

POWERSECURE INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1-12014	84-1169358
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

1609 Heritage Commerce Court, Wake Forest, North Carolina		27587
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (919) 556-3056

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 18, 2014, PowerSecure Solar, LLC, (“PowerSecure Subsidiary”), a Delaware corporation and a wholly-owned subsidiary of PowerSecure International, Inc., a Delaware corporation (the “Company”), entered into two Engineering, Procurement and Construction Agreements (the “EPC Contracts”) with a large investor-owned utility customer (the “Utility”). The EPC Contracts, dated July 15, 2014, were executed and entered into on July 18, 2014. Each of these EPC Contracts relates to a similarly sized large-scale solar distributed generation project which will be performed for the investor-owned utility for the benefit of the Utility’s customer. These solar projects are expected to generate a total of $120 million in revenues to the Company. The Company expects to recognize approximately half of the revenue from these projects in 2015, and the remainder in 2016. The Company expects that these projects, which are large in scale and carry significantly lower gross profit margins as a percentage of revenues compared to traditional projects of this type, will be dilutive to its consolidated gross margins as a percentage of revenues, while being accretive to its net income and earnings per share.

The EPC Contracts, which are virtually identical in rights and obligations and differ primarily in project descriptions, provide for customary covenants, representations, warranties and indemnities by the PowerSecure Subsidiary to the Utility. The EPC Contracts also include terms requiring the PowerSecure Subsidiary to provide performance guarantees and indemnification to the Utility under certain circumstances, as well as containing provisions requiring the PowerSecure Subsidiary to pay the Utility liquidated damages upon the occurrence of certain events, including certain delays in substantial completion and when the system is placed in service. The aggregate limit on the PowerSecure Subsidiary’s liability to the Utility for delay liquidated damages under the EPC Contracts is approximately $24 million per contract. PowerSecure Solar could have additional liability to the Utility for any breaches of our covenants, representations or warranties in addition to delay liquidated damages. The EPC Contracts also contain typical events of default, including material breaches of the EPC Contracts after notice and cure periods and defaults relating to bonding and surety failures. The EPC Contracts may be terminated by the PowerSecure Subsidiary upon an event of default by the Utility, in which case the PowerSecure Subsidiary would be entitled to the payment for work performed and for actual costs incurred. In addition, if the Utility fails to issue a notice to proceed within 120 days of the effective date of each EPC Contract, then that EPC Contract may be terminated by either party without any further liability other than the Utility will forfeit to the PowerSecure Subsidiary the amount of non-refundable deposit paid to the panel manufacturer or manufacturers up to an amount equal to 10% of the solar panel cost. The PowerSecure Subsidiary provides a warranty on each project for three years after substantial completion of that project.

The solar projects under each EPC Contract are subject to certain conditions, including (i) regulatory approval by the local public utility commission and (ii) approval by the party granting the rights to the respective sites. If such conditions are not met within 120 days of the date of either EPC Contract, each of the Company and the Utility has the right to terminate such EPC Contract. The scheduled substantial and placed in service dates of each EPC Contract are no later than August 1, 2016 and December 31, 2016, respectively.

In addition, the solar projects covered by the EPC Contracts are subject to bonding and surety requirements. In connection with these requirements, the Company has obtained, for the benefit of the Utility, bonding and surety arrangements in the amount of approximately $120 million with respect to the projects under the EPC Contracts, and has also provided a $3 million cash deposit and obtained a $12 million letter of credit under the Company’s credit facility, as discussed below in this Item 1.01, as additional collateral to and for the benefit of its bonding agent to support the Company’s performance obligations under the EPC Contracts to the Utility. Both the deposit and the letter of credit will be released and canceled once the panel manufacturer or manufacturers for these projects issue either performance bonds, or letters of credit, that backstop the on-time delivery of quality panels.

In conjunction with the security arrangements for the EPC Contracts, the Company entered into a Third Amendment (the “Amendment”) to the Amended and Restated Credit Agreement dated as of December 21, 2011 (as amended and restated, the “Credit Agreement”), among the Company, Citibank, N.A. (“Citibank”) and Branch Banking and Trust Company in their capacity as lenders (the “Lenders”), and Citibank, in its capacity as the administrative agent (the “Agent”). The only provision of the Credit Agreement modified by the Amendment was an increase in the letter of credit sublimit to $12 million. The letter of credit sublimit, pursuant to which the Lenders may issue letters of credit on behalf of the Company under the terms and conditions of the Credit Agreement to provide security arrangements to third parties on behalf of the Company, is part of, but not an addition to, the Company’s $20 million aggregate borrowing capacity under the Credit Agreement. Pursuant to the Amendment, the Lenders issued a $12 million letter of credit to the Company’s bonding surety to support the Company’s bonding arrangements under one of the EPC Contracts.

On July 23, 2014, the Company issued a press release announcing that it had been awarded new business, including the solar projects covered by the EPC Contracts, which is discussed in Item 7.01 of this Report.

Item 7.01	Regulation FD Disclosures.

On July 23, 2014, the Company issued a press release announcing that it has been awarded approximately $140 million of new distributed generation business, including $120 million of new utility-scale solar projects which were awarded by the Utility under the EPC Contracts discussed above in Item 1.01. The remaining $20 million of distributed generation awards include new turnkey sales for a variety of hospital, data center, industrial and retail customers, as well as several additional solar projects.

The Company expects to recognize approximately half of the revenue from the two new solar projects in 2015, and the remainder of revenue from the new solar projects in 2016. The new solar awards are subject to regulatory approval by the local public utility commission, and approval by the party granting the rights to the respective sites. These items are expected to be completed within 120 days of the date of the press release, although there is no assurance.

The press release, which is filed herewith as Exhibit 99.1, contains forward-looking statements relating to the Company’s future performance made within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A more thorough discussion of certain risks, uncertainties and other factors that may affect the Company is included in the Company’s most recent Annual Report on Form 10-K and in subsequent reports, including the Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, that the Company files or furnishes with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release of PowerSecure International, Inc., issued July 23, 2014, announcing new business (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWERSECURE INTERNATIONAL, INC.

By:	/s/ Christopher T. Hutter
Christopher T. Hutter
Executive Vice President and Chief Financial Officer

Dated: July 23, 2014

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